Exhibit 10.27

EMPLOYMENT AGREEMENT

This agreement is made on the 1”' of August 2019, between

Energy Vault SA, with Offices at Via Pessina 13, Lugano, 6900 CH, hereinafter referred as the Company;

and

lain Merrick Kerr, UK citizen, born on [***] residing at [***], hereinafter referred as the Employee.

This document sets out the terms and conditions of employment which are required to be given to the Employee and which apply at the date hereof.

1)	COMMENCEMENT AND JOB TITLE
i)

The Company agrees to employ the employee in the capacity of Chief Commercial Officer. The duties will initially be carried on from the employee's home address, but the employee will be required to attend multiple customer/prospective customer sites in mainland Europe; Africa, USA and Asia as well as required from Company HQ in Switzerland.

ii)	Employee will undertake such travel outside the UK as may reasonably be required for the proper performance of his duties including, as required by the Company to fulfil the role.
iii)

The first three months of your employment will be a probationary period; upon successfully passing the probationary period the contract will become permanent. In the probationary period, subject to the clauses noted in this agreement (clause 11), the notice period required for the termination of the contract by either party is one week.

2)	SALARY
i)	Starting from 1 August 2019, the Company shall pay the employee a gross salary of £ 300,000 per year, by monthly instalments in arrears, on the day 27 of each calendar month.
ii)	Where less than a full calendar month's salary is payable to an employee, a pro-rata payment will be made according to the number of days worked in that month.
iii)

Salary will be reviewed by the Company on an annual basis, and at times on an exception basis for any change is scope of the role of the Employee or change in scope or performance of the Company.  While the Employee has not contractual entitlement to any increase in salary, the Board will evaluate factors such as job scope, performance and scale of the Company to determine if any changes to salary are warranted.

iv)

Employee will be granted an option to acquire shares of Common Stock in Energy Vault, Inc. at the discretion of its board. Any grant of stock options will be pursuant to the terms provided on Attachment I (Stock Option Summary Sheet) and :subject to the terms of the Plan and an applicable stock option agreement between you and Energy Vault, Inc.

v)

Unless otherwise agreed in writing, the salary shall be inclusive of any fees or remuneration payable to the Employee by reason of his/her employment or holding of any other office in the Company and/or associated companies.

EMPLOYMENT AGREEMENT

vi)

The Company shall be entitled pursuant at any time during the Employment and upon its termination (howsoever arising} to deduct from the salary and/or the bonus (if any) payable to the Employee and/m any other sums due to the Employee under this Agreement any sums owed by the Employee to the Company including any fees or remuneration paid to the Employee by reason of his/her employment or holding of any other office in the Company and/or any associated companies.

3)	HOURS OF EMPLOYMENT
i)

The Employee’s normal hours of employment shall be 9am to 6pm Monday to Friday, with one hour break for lunch. These hours will be your normal hours of work. The Employee may from time to time be required to work such additional hours as is reasonable to meet the requirements of the Employer's business at no additional payment.

ii)	The Employee agrees that the statutory maximum average working time of 48 hours a week shall not apply to your employment and that the average working time may exceed 48 hours a week.
4)	HOLIDAYS
i)

The Company’s holiday year is from 1 January to 31 December. In addition to paid UK bank holidays, you will be entitled ‘to 25 days' holiday in each holiday year throughout which you are employed by the Company. You will accrue holiday at an even rate per calendar month from your first day of employment with the Company.

ii)	The Company encourages you to take your annual holiday. Your annual holiday entitlement over and above that provided for may not be carried over into the next calendar year.
iii)

Holiday entitlement in the calendar year in which your employment terminates will be proportionate to the period of service during that calendar year. If, on termination, you have taken more holiday than you have accrued in that holiday year, you will be required to reimburse the Company in respect of such unearned annual leave and the Company shall be entitled as a result of your agreement to the terms of this contract to deduct the value of the unearned holiday from any final payment of salary made to you.

5)	INCAPACITY
i)	If on any day the employee is absent by reason of incapacity, they must notify the Company on the first day of absence of the nature of the incapacity and of the likely duration of their absence.
ii)

Payment of salary during any period of incapacity will at all times be at the discretion of the Company. Normally the Company will not make payment of full salary for more than six separate days of absence in any one calendar year. Any salary paid shall include any entitlement of the Employee to statutory sick pay.

iii)

The Employee shall submit to medical examination at such time or times and by such registered medical practitioner as the Company may select and shall permit disclosure of the outcome of such medical examination to the Employer provided always that the Company shall meet any costs and/or expenses incurred by the Employee in respect of any such examination.

EMPLOYMENT AGREEMENT

6)	BENEFITS IN KIND AND EXPENSES
i)

The Company will reimburse the Employee reasonable travelling, hotel and other out of-pocket expenses wholly exclusively and necessarily incurred ln connection with the Employment. The Employee will prepare and present to the Employer monthly statements of such expenses together with the appropriate invoices or receipts and such other information or proof of expenditure as the Company may from time to time require.

7)	PENSION
ii)	The Company complies with its obligations pursuant to the Pensions Act 2008.
iii)

The Employee may join such registered pension schemes set up by the Company subject to the Employee satisfying certain eligibility criteria and subject to the scheme rules as amended from time to time.

8)	DURATION
i)	The Employer and the Employee may terminate this Agreement by giving written notice of one month during the first 12 months of service, and 2 months' notice thereafter.
ii)	During the first three months, the employee’s employment with the company will be probationary and may be terminated at any time with one-week notice.
9)	TERMINATION
i)	The Company may summarily terminate the Employment by written notice having immediate effect if the employee;
(1)

Commits or is reasonably believed by the Company to have committed any act of dishonesty, any serious misconduct or any other act which may serious affect their ability to discharge their duties as Model agent.

(2)

Is guilty of any persistent neglect in the discharge of his duties or fails to observe and perform in all material respects the terms and provisions of this Agreement and fails to remedy any such non-observance or non-performance (where capable of remedy) within fourteen (14) days after prior written notice from the Company requiring the Employee to do so; or

(3)

Commits any act or so conducts themselves in a manner which in the reasonable opinion of the Company is detrimental to the interests of the Company or Associated companies or which might or does bring the reputation of the Company or Associated companies into question or disrepute; or

(4)	Is convicted of any criminal offence (other than an offence under road traffic legislation in the UK or elsewhere for which a penalty other than imprisonment is imposed); or
ii)

The proper exercise by the Company of its right of termination will be without prejudice to any rights or remedies which the Company or Associated companies may have or be entitled to exercise against the Employee and will not entitle the Employee to any damages or compensation by reason of such termination.

EMPLOYMENT AGREEMENT

10)	DUTIES ON TERMINATION
i)

Upon the termination of the employment for whatever reason, the employee will immediately resign from all offices and appointments held by them in or on behalf of the Company and any associated company.

ii)	Employee shall return all company property and destroy or delete all company documents within Employee’s possession.
iii)	The employee hereby irrevocably appoints the company to be their attorney in their name and on their behalf to do and execute such resignation or resignations from office.
11)	CONFIDENTIALITY, NON-COMPETE, AND NON-SOLICIT CONDITIONS
i)

Without prejudice to the obligations of the employee arising my law, the Employee will not, during the Employment or at any time thereafter except with the prior written authority of the employer or as required by law use for their own purposes or disclose to any unauthorized third party, and will use their best endeavours to prevent the publication or disclosure of any trade secrets or information relating to the business or the company and/or associated company or their clients, customers, suppliers, agents or distributors including information concerning prospective business, technical processes, finances, price lists or lists of customers, suppliers, agents or distributors or any confidential or secret information relating to Property or connected with the services or products manufactured, marketed or under development by the company or any associated company which comes into their procession by virtue of the Employment, and which the company or any associated company regards, or could reasonably be expected to regard, as confidential.

ii)

All plans, programs, designs, drawings, formulae, correspondence, specifications, price lists, list of customers and suppliers and all other documents, papers and property belonging to the Employer which may have been made or prepared by, or at the request of, the Employee or have come. into their possession or under their control in the course of the Employment or which relate in any way to the business (including prospective business) or affairs of the Company or any Associated companies or any customer, supplier, agent, distributor, or sub-contractor of the Company or any Associated companies, will as between the employer and the employee, be deemed to be the property in the possession or under the control of the employee and belonging to the Company or any Associated companies, be delivered by the employee to 'the company or as the company may direct immediately upon termination of the Employment: (or at any earlier time on demand) and the Employee shall not, without the prior written consent of the Company retain any copies thereof.

iii)

On cessation of employment the Employee is specifically prohibited from approaching customers and contacts of the employer with a view to bidding for their business and encouraging them to sever their relationship with the employer.

iv)

On cessation of Employment due either for employee resignation or termination for cause only, the Employee agrees that he will not enter an employment or contractual relationship for a period of 24 months after termination, either directly or indirectly, to provide services to any company or entity engaged in any way in a business that competes directly or indirectly with the Company without the prior written consent from Company. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries affiliates, assigns, or successors in interest:

EMPLOYMENT AGREEMENT

-	Renewable Energy Storage Solution
v)

On cessation of employment the Employee agrees that he will not directly or indirectly solicit any person who is a client or an employee of the Company to terminate his or her relationship with the Company without prior written approval from the General Manager of the Company-

Contemporaneously herewith, the Employee agrees to execute the Employee Confidentiality and Non-Disclosure Agreement with Energy Vault, Inc.

12)	NOTICES
i)	All communications including notices required to be given under this Agreement shall be sent either by personal service or first-class post to the Parties' respective addressed.
13)	SEVERABILITY
i)	If any provision of this Agreement should be held to be invalid it shall to that extent be severed and the remaining provisions shall continue to have full force and effect.
14)	ENTIRE AGREEMENT
i)

This Agreement contains the entire Agreement between the Parties and supersedes all prior arrangements and understandings whether written or oral with respect to the subject matter hereof and may not he varied except in writing signed by both the Parties hereto.

15)	GOVERNING LAW
i)	This Agreement shall be construed in accordance with the laws of the UK and shall be subject to the exclusive jurisdiction of the English courts.

In witness of which the parties hereto have signed this agreement, the day and year first above written.

Date and Signature	/s/ Robert Piconi
(Signed by the Employer) Robert Piconi, Chief Executive Officer Energy Vault SA

/s/ Iain Merrick Kerr
(Signed by the Employee) Iain Merrick Kerr